Exhibit 99.1

May 11, 2020 US; May 12, 2020 Australia
Amcor reports year to date results and raises outlook for fiscal 2020
Highlights - Nine Months Ended March 31, 2020(1)
•GAAP net income of $433 million and earnings per share (EPS) of 26.9 cents per share;
•Adjusted EBIT of $1,059 million, up 6.9% in constant currency terms;
•Adjusted EPS of 44.7 cents per share, up 13.7% in constant currency terms;
•Bemis integration progressing well with year to date pre-tax synergy benefits of $55 million;
•Adjusted free cash flow of $367 million, up $217 million;
•Quarterly dividend of 11.5 cents per share declared;
•3.2% of outstanding shares repurchased year to date; and
•Fiscal 2020 outlook for adjusted EPS growth in constant currency terms increased to 11-12%.

Well positioned and demonstrating resilience
Amcor’s CEO Mr. Ron Delia said: "During this period of unprecedented challenge, the vital role that primary packaging plays in the supply of essential food, beverage and healthcare products has never been clearer. Right now, consumers are especially focused on product safety, hygiene, shelf life and convenience, and Amcor is helping meet those needs around the world with packaging for consumer staples. I am extremely proud of the commitment and dedication our 50,000 co-workers are demonstrating every day to continue supplying our customers during these difficult times and we cannot thank them enough."
“While we are not immune from the current challenges, Amcor remains relatively well positioned and defensive, given our sales are almost entirely weighted to essential consumer staples end markets and we have broad geographic diversification and global scale. For the second consecutive quarter we have increased guidance for the 2020 fiscal year. Earnings growth has remained strong due to momentum in the base business and faster than expected synergies from our acquisition of Bemis last year. Amcor continues to deliver consistent cash flow and the Board remains committed to a compelling dividend."
"While the near term environment remains uncertain, we are confident in the defensiveness and underlying potential of the business. We have visibility to organic growth from defensive end markets, cost synergies from the Bemis acquisition and the EPS benefits from shares repurchased this year. Amcor has a strong balance sheet and we expect to generate over $1 billion of annual free cash flow, enabling continued investment in the business and cash returns to shareholders.”

Key Financials(1)

			Nine Months Ended March 31,
GAAP results			2019	2020
Net sales			6,855	9,325
Net income			350	433
EPS (diluted US cents)			30.1	26.9

	Nine Months Ended March 31,		Reported ∆%	Constant Currency ∆%
Adjusted non-GAAP results	Combined 2019	2020
Net sales	9,663	9,325	(3.5)	(1.8)
EBITDA	1,346	1,378	2.4	4.0
EBIT	1,007	1,059	5.2	6.9
Net income	649	719	10.8	12.7
EPS (diluted US cents)	40.0	44.7	11.7	13.7
Free cash flow (before dividends)	150	367	144.7
(1) GAAP results for the prior year reflects the legacy Amcor business only. Adjusted non-GAAP results exclude items which management considers as not representative of ongoing operations. Adjusted non-GAAP combined results for the prior period are presented as if the Company's acquisition of Bemis had been consummated as of July 1, 2018 and also exclude items which management considers not representative of ongoing operations. See "Presentation of Prior Year Financial Information" for more information. In addition, reconciliations of these non-GAAP measures to their most comparable GAAP measures, including pro forma measures prepared in accordance with SEC Regulation S-X Article 11, are included in the "Reconciliation of Non-GAAP Measures" section of this release.
Note: All amounts referenced throughout this document are in US dollars unless otherwise indicated and numbers may not add up precisely to the totals provided due to rounding.

COVID-19 update
Amcor's operations have been recognized as 'essential' by governments and authorities around the world given the role the Company plays in the supply chains for critical food and healthcare products. In dealing with the exceptional challenges posed by COVID-19, Amcor has established three guiding principles:
•Keeping our employees healthy - The health and safety of our co-workers is one of our values and always Amcor's first priority. Around the world, local teams have implemented a range of practices including more frequent cleaning and disinfection, increased physical distancing in work and break out spaces, restricted visitor access, temperature screening, protective masks and flexible working from home arrangements.
•Keeping our operations running - To support our business partners, every Amcor plant and office has business continuity plans in place which address infection prevention measures, incident response, return to work protocols and supply chain risks.
•Contributing to relief efforts in our communities - Amcor has launched a global program to help mitigate the impact of COVID-19 by donating food and healthcare packaging products and by funding local community initiatives to improve access to healthcare, education or food and other essential products.
From the start of the COVID-19 outbreak to the current point in time, the Company has operated its 250 plants around the world with minimal disruption and has not experienced significant business continuity issues related to accessing raw materials. To date, operating costs have also not been materially impacted.
The extent to which the global pandemic influenced overall demand for the Company's products in the third quarter is unclear as certain regions and segments appear to have benefited while others were constrained. For example, the Company has seen good demand for healthcare globally and most food and beverage end markets were relatively strong in the developed world but weaker in emerging markets including China and India. Volumes in the Flexibles North America business were 4% higher than the March quarter last year. In the Specialty Cartons and Flexibles Latin America businesses, volumes improved compared with the first six months of the year, but remain below the prior year on a year to date basis.
The ultimate near-term impact of the pandemic on the Company's businesses, including the fourth quarter, will depend on the extent and nature of any future disruptions across the supply chain, the duration of social distancing measures and other government imposed restrictions and the nature and pace of macroeconomic recovery in key global economies.
Longer term, notwithstanding the current uncertainty, Amcor's business is expected to remain defensive as the Company continues to play an important role in the supply chain for essential consumer goods. Combined with a strong balance sheet, a global plant network and dedicated workforce, the business is expected to continue demonstrating resilience and remain well positioned to generate value for all stakeholders.

Presentation of Prior Year Financial Information
On June 11, 2019, the all-stock acquisition of Bemis Company, Inc. was completed. Amcor was determined to be the acquirer for accounting purposes and, as a result, financial information prepared under U.S. generally accepted accounting principles ("U.S. GAAP") for periods prior to the completion date reflects the historical financial information for the legacy Amcor business only.
Financial information included in this release and described as “Combined” is being presented to allow shareholders to more easily compare the current year results with the prior year results. The Combined results represent non-GAAP measures that provide stakeholders with an additional perspective on the Company’s financial and operational performance and trends. The Combined results are presented as if the Company’s acquisition of Bemis had been consummated as of July 1, 2018 and exclude the impact of non-recurring acquisition and integration related costs, acquisition related amortization expenses, and other items management considers as not representative of ongoing operations.
The presentation of non-GAAP combined measures is not meant to be considered in isolation or as a substitute for results prepared and presented in accordance with U.S. GAAP. Reconciliations of non-GAAP combined measures to their most comparable GAAP measures, including pro forma measures, prepared in accordance with SEC Regulation S-X Article 11, are included in the "Reconciliation of Non-GAAP Measures" section of this release.

Bemis Acquisition Update
Progress on the integration of Bemis, acquired in an all-stock transaction in June 2019, continues ahead of initial expectations for the first year.

The Company has delivered approximately $55 million (pre-tax) of cost synergies year to date, primarily from overhead and procurement initiatives, of which $40 million was recognized in the Flexibles segment and $15 million in Other. Amcor continues to expect synergy benefits of approximately $80 million (pre-tax) in fiscal 2020, and remains on track to achieve $180 million (pre-tax) in synergy benefits by the end of fiscal 2022.
Cash restructuring and integration costs of approximately $69 million have been incurred year to date out of approximately $100 million expected in fiscal 2020. Total cash integration costs by the end of fiscal 2022 are estimated to be $150 million.

Capital Returns to Shareholders
$500 Million On-Market Share Buy-Back
Amcor repurchased 51.5 million shares (3.2% of outstanding shares) during the nine months ended March 31, 2020 for a total cost of $478 million. The Company expects to complete the $500 million buy-back program by the end of fiscal 2020.
Dividend
The Amcor Board of Directors today declared a quarterly cash dividend of 11.5 cents per share. The dividend will be paid in US dollars to holders of Amcor’s ordinary shares trading on the NYSE. Holders of CDIs trading on the ASX will receive an unfranked dividend of 17.7 Australian cents per share, which reflects the quarterly dividend of 11.5 cents per share converted at an average AUD:USD exchange rate of 0.6481 over the five trading days ended May 4, 2020.
The ex-dividend date will be May 27, 2020, the record date will be May 28, 2020 and the payment date will be June 17, 2020. Amcor has received a waiver from the ASX’s settlement operating rules, which will allow Amcor to defer processing conversions between its ordinary share and CDI registers from May 27, 2020 to May 28, 2020, inclusive.

Year-to-date results (nine months ended March 31, 2020)(1)
Segment Information

	Combined
	Nine Months Ended March 31, 2019				Nine Months Ended March 31, 2020
Adjusted Result	Net sales $ million	EBIT $ million	EBIT / Sales %	EBIT / Average funds employed %(2)	Net sales $ million	EBIT $ million	EBIT / Sales %	EBIT / Average funds employed %(2)
Flexibles	7,526	863	11.5	13.1	7,280	947	13.0	14.5
Rigid Packaging	2,138	218	10.2	18.1	2,047	202	9.8	16.6
Other	(1)	(75)			(2)	(89)
Total Amcor	9,663	1,007	10.4	12.9	9,325	1,059	11.4	13.7
(1) Adjusted non-GAAP measures exclude items which management considers as not representative of ongoing operations. Adjusted non-GAAP results for the prior period are based on unaudited combined financial information. Further details related to non-GAAP measures and reconciliations to GAAP measures can be found under "Presentation of non-GAAP financial information” and in the tables included in this release. All amounts referenced throughout this document are in US dollars unless otherwise indicated.
(2) Average funds employed includes shareholders equity and net debt, calculated using a four quarter average and LTM adjusted EBIT.

Year to date net sales for Amcor of $9,325 million were 1.8% lower than the prior period in constant currency terms, or 0.5% lower after excluding a 1.3% unfavorable impact from the pass through of lower raw material costs. Overall year to date volumes were 0.2% higher with the remaining 0.7% representing unfavorable price/mix.

Flexibles	Nine Months Ended March 31,		Reported ∆%	Constant Currency ∆%
	Combined 2019	2020
Net sales	7,526	7,280	(3.3)	(1.4)
Adjusted EBIT	863	947	9.7	11.3
Adjusted EBIT / Sales %	11.5	13.0
Adjusted EBIT / Average funds employed %	13.1	14.5

Year to date net sales for the Flexibles segment were 1.4% lower than the prior period in constant currency terms, or 0.7% lower after excluding a 0.7% unfavorable impact from the pass through of lower raw material costs. Overall year to date segment volumes were 0.2% lower than the prior year, with higher volumes in the Flexibles North America and

Flexibles Europe, Middle East and Africa businesses offset by lower volumes in Flexibles Latin America and for specialty carton products. The remaining 0.5% represents unfavorable price/mix.

In North America, year to date volumes grew in the low single digit range, mainly driven by strength in the high value healthcare, pet care, protein, liquids and home and personal care end markets as well as specialty folding carton products. In Europe, low single digit year to date volume growth was driven by higher volumes in dairy, pet care, coffee, medical, ready meal and snack products. Sales of specialty folding carton products in Europe improved sequentially in the third quarter but remained lower than the prior nine month period, driven by weaker volumes in the first half of the fiscal year reflecting an increase in the prevalence of illicit trade and customer destocking in Eastern Europe.

In Asia Pacific, year to date volumes continued to grow across the Asian emerging markets notwithstanding lower volumes in China through January and February and lower volumes in India in March. In Latin America, volumes improved sequentially in the third quarter but were lower than the prior nine month period reflecting challenging economic conditions across the region and the impact of volumes lost within the legacy Bemis business prior to the acquisition close in June 2019.

Year to date adjusted EBIT of $947 million was 11.3% higher than last year in constant currency terms and includes approximately $40 million of synergy benefits related to the Bemis acquisition. The remaining 7% organic growth primarily reflects strong cost and operational performance across all operating segments.

Adjusted EBIT margins of 13.0% increased 150 bps compared to the prior year period.

Rigid Packaging	Nine Months Ended March 31,		Reported ∆%	Constant Currency ∆%
	2019	2020
Net sales	2,138	2,047	(4.3)	(3.4)
Adjusted EBIT	218	202	(7.7)	(6.8)
Adjusted EBIT / Sales %	10.2	9.8
Adjusted EBIT / Average funds employed %	18.1	16.6

In line with expectations, Rigid Packaging adjusted EBIT grew 4% in the March quarter with growth in North America and Latin America.

Year to date net sales for the Rigid Packaging segment were 3.4% lower than the prior period in constant currency terms, or 0.2% higher than the prior period in constant currency terms after excluding a 3.6% unfavorable impact from the pass through of lower raw material costs. The 0.2% increase was driven by volume growth of 1.5% partly offset by unfavorable price/mix of 1.3%.

In North America, year to date beverage volumes were 1.7% higher than the same period last year with hot fill container volumes up 5%, driven by market growth and share gains as a range of customers launched new products in the PET format. In Latin America, year to date volumes were 3.4% higher compared with the prior period.

On a year to date basis and in constant currency terms, adjusted EBIT of $202 million was 6.8% lower against a particularly strong comparative in the first half of last year primarily related to exceptionally strong mix in North America and the early recovery of cost inflation in Argentina.

Other	Nine Months Ended March 31,
Adjusted EBIT	Combined 2019	2020
Equity earnings in affiliates, net of tax	13	8
Corporate expenses	(88)	(97)
Total Other	(75)	(89)

Year to date corporate expenses of $97 million include approximately $15 million of synergy benefits related to the Bemis acquisition.

Net interest and income tax expense
Net interest expense for the nine months ended March 31, 2020 was $140 million compared with combined net interest expense of $203 million in the prior period, driven primarily by lower borrowing costs.

Excluding amounts related to non-GAAP adjustments, adjusted income tax expense for the nine months ended March 31, 2020 was $194 million, representing an effective tax rate of 21.1% which compares with 18.6% in the nine months ended March 31, 2019.

Cash flow
Adjusted free cash flow (before dividends) was $367 million, in line with expected seasonality. The $217 million increase over the prior year period primarily reflects higher earnings and improved working capital performance.

Balance sheet
Net debt was $5,984 million at March 31, 2020, an increase from June 30, 2019 due primarily to the seasonality of cash flow generation and dividend payments. Leverage, measured as net debt divided by adjusted trailing twelve month EBITDA, was 3.1 times as of March 31, 2020, in line with 3.1 times in the prior year period.

Amcor has a solid investment grade balance sheet, rated BBB/Baa2. The Company has $538 million of cash and cash equivalents, access to $1.4 billion of liquidity in the form of undrawn committed bank facilities, and no material refinancing to complete during the next 12 months.

Fiscal year ending June 30, 2020 outlook
The COVID-19 pandemic creates significantly higher degrees of uncertainty and additional complexity with regard to estimating future financial results. Assuming the Company and its supply chain partners and customers are able to continue operating with minimal disruption, Amcor expects:
•Adjusted constant currency EPS growth in fiscal 2020 of approximately 11-12% (previously 7-10%).
◦Compared with adjusted combined EPS of 58.2 US cents per share in fiscal 2019 and assuming fiscal 2019 average exchange rates, this implies a constant currency EPS range of 64.6 - 65.2 US cents per share (previously 62.0 - 64.0 US cents per share).
◦Assuming current exchange rates prevail for the remainder of the year, currency would have an unfavorable impact on reported EPS of approximately 1.0 to 1.5 US cents per share.
◦This range includes pre-tax synergy benefits associated with the Bemis acquisition of approximately $80 million.
•Free cash flow (before dividends) of over $1 billion before approximately $100 million of cash integration costs.
◦Equivalent to $300 - $400 million after dividends.
The Company also expects:
◦Corporate expenses before synergies of $160 - $170 million in constant currency terms;
◦Net interest costs of $190 - $200 million (previously $210 - $230 million) in constant currency terms ; and
◦Adjusted effective tax rate of 21% - 23%.

Conference Call
Amcor is hosting a conference call with investors and analysts to discuss these results on Monday May 11, 2020 at 6:00pm US Eastern Daylight Time / Tuesday May 12, 2020 at 8.00 am Australian Eastern Standard Time. Investors are invited to listen to a live webcast of the conference call at our website, www.amcor.com, in the “Investors” section.
Those wishing to access the call should use the following toll-free numbers, with the Conference ID 2478808:
•US & Canada – 866 211 4133
•Australia – 1800 287 011
•United Kingdom – 0800 051 7107
•Singapore – 800 852 6506
•Hong Kong – 800 901 563
From all other countries, the call can be accessed by dialing +1 647 689 6614 (toll).

A replay of the webcast will also be available on www.amcor.com following the call.
About Amcor
Amcor is a global leader in developing and producing responsible packaging for food, beverage, pharmaceutical, medical, home and personal-care, and other products. Amcor works with leading companies around the world to protect their products and the people who rely on them, differentiate brands, and improve supply chains through a range of flexible and rigid packaging, specialty cartons, closures, and services. The company is focused on making packaging that is increasingly light-weighted, recyclable and reusable, and made using an increasing amount of recycled content. Around 50,000 Amcor people generate $13 billion in sales from operations that span about 250 locations in 40-plus countries. NYSE: AMCR; ASX: AMC
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Contact Information

Investors
Tracey Whitehead	Damien Bird	Jay Koval
Head of Investor Relations	Vice President Investor Relations	Vice President Investor Relations
Amcor	Amcor	Amcor
+61 3 9226 9028	+61 3 9226 9070	+1 224 313 7127
tracey.whitehead@amcor.com	damien.bird@amcor.com	jay.koval@amcor.com

Media - Australia	Media - Europe	Media - North America
James Strong	Ernesto Duran	Daniel Yunger
Head of Global Communications
Citadel-MAGNUS	Amcor	Kekst CNC
+61 448 881 174	+41 78 698 69 40	+1 212 521 4879
jstrong@citadelmagnus.com	ernesto.duran@amcor.com	daniel.yunger@kekstcnc.com

Amcor plc UK Establishment Address: 83 Tower Road North, Warmley, Bristol, England, BS30 8XP, United Kingdom
UK Overseas Company Number: BR020803
Registered Office: 3rd Floor, 44 Esplanade, St Helier, JE4 9WG, Jersey
Jersey Registered Company Number: 126984, Australian Registered Body Number (ARBN): 630 385 278

Cautionary Statement Regarding Forward-Looking Statements
This document contains certain statements that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified with words like “believe,” “expect,”, “target”, “project”, “may,” “could,” “would,” “approximately,” “possible,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” “estimate,” “potential,” “outlook” or “continue,” the negative of these words, other terms of similar meaning or the use of future dates. Such statements are based on the current expectations of the management of Amcor and are qualified by the inherent risks and uncertainties surrounding future expectations generally. Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties. None of Amcor or any of its respective directors, executive officers or advisors, provide any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements will actually occur. Risks and uncertainties that could cause actual results to differ from expectations include, but are not limited to: the continued financial and operational impacts of the COVID-19 pandemic on Amcor and its customers, suppliers, employees and the geographic markets in which it and its customers operate; fluctuations in consumer demand patterns; the loss of key customers or a reduction in production requirements of key customers; significant competition in the industries and regions in which Amcor operates; failure to realize the anticipated benefits of the acquisition of Bemis Company, Inc. (“Bemis”), and the cost synergies related thereto; failure to successfully integrate Bemis’ business and operations in the expected time frame or at all; integration costs related to the acquisition of Bemis; failure by Amcor to expand its business; the potential loss of intellectual property rights; various risks that could affect our business operations and financial results due to the international operations; price fluctuations or shortages in the availability of raw materials, energy and other inputs; disruptions to production, supply and commercial risks, including counterparty credit risks, which may be exacerbated in times of economic downturn; the possibility of labor disputes; fluctuations in our credit ratings; disruptions to the financial or capital markets; and other risks and uncertainties identified from time to time in Amcor’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including without limitation, those described under Item 1A. “Risk Factors” of Amcor’s annual report on Form 10-K for the fiscal year ended June 30, 2019 as supplemented by the risk factor contained in Amcor’s Current Report on Form 8-K filed on March 9, 2020. You can obtain copies of Amcor’s filings with the SEC for free at the SEC’s website (www.sec.gov). Forward-looking statements included herein are made only as of the date hereof and Amcor does not undertake any obligation to update any forward-looking statements, or any other information in this communication, as a result of new information, future developments or otherwise, or to correct any inaccuracies or omissions in them which become apparent, except as expressly required by law. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.
Basis of Preparation of Supplemental Unaudited Combined Financial Information
The fiscal 2019 unaudited combined financial information presented in the release gives effect to Amcor's acquisition of Bemis as if the combination had been consummated on July 1, 2018. The Supplemental Unaudited Combined Financial Information includes adjustments for (1) accounting policy alignment, (2) elimination of the effect of events that are directly attributable to the combination (e.g., one-time transaction costs), (3) elimination of the effect of consummated and identifiable divestitures agreed to with certain regulatory agencies as a condition of approval for the transaction, and (4) items which management considers are not representative of ongoing operations. The Supplemental Unaudited Combined Financial Information does not include the preliminary purchase accounting impact, which has not been finalized at the date of the release and does not reflect any cost or growth synergies that Amcor may achieve as a result of the transaction, future costs to combine the operations of Amcor and Bemis or the costs necessary to achieve any cost or growth synergies. The Supplemental Unaudited Combined Financial Information has been presented for informational purposes only and is not necessarily indicative of what Amcor’s results of operations actually would have been had the combination been completed as of July 1, 2018, nor is it indicative of the future operating results of Amcor. The Supplemental Unaudited Combined Financial Information should be read in conjunction with the separate historical financial statements and accompanying notes contained in each of the Amcor and Bemis periodic reports, as available. For avoidance of doubt, the Supplemental Unaudited Combined Financial Information is not intended to be, and was not, prepared on a basis consistent with the unaudited condensed combined financial information in Amcor’s Registration Statement on Form S-4 filed March 25, 2019 with the SEC (the “S-4 Pro Forma Statements”), which provides the pro forma financial information required by Article 11 of Regulation S-X. For instance, the Supplemental Unaudited Combined Financial Information does not give effect to the combination under the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification Topic 805, Business Combinations (“ASC Topic 805”), with Amcor treated as the legal and accounting acquirer. The Supplemental Unaudited Combined Financial Information has not been adjusted to give effect to pro forma events that are (1) directly attributable to the combination, (2) factually supportable, or (3) expected to have a continuing impact on the combined results of Amcor and Bemis. More specifically, other than excluding Amcor’s divested plants and one-time transaction costs, the Supplemental Unaudited Combined Financial Information does not reflect the types of pro forma adjustments set forth in S-4 Pro Forma Statements. Consequently, the Supplemental Unaudited Combined Financial Information is intentionally different from, but does not supersede, the pro forma financial information set forth in S-4 Pro Forma Statements.
Reconciliations of non-GAAP combined measures to their most comparable GAAP measures and reconciliations of pro forma net income in accordance with Article 11 of Regulation S-X to combined net income are included in the "Reconciliation of Non-GAAP Measures" section of this release.
Presentation of non-GAAP financial information
Included in this release are measures of financial performance that are not calculated in accordance with U.S. GAAP. These measures include adjusted EBIT (calculated as earnings before interest and tax), adjusted net income, adjusted earnings per share, adjusted free cash flow before dividends, adjusted cash flow after dividends, net debt and the Supplemental Unaudited Combined Financial Information including adjusted earnings before interest, tax, amortization and depreciation, adjusted earnings before interest and tax, and adjusted earnings per share and any ratios related thereto. In arriving at these non-GAAP measures, we exclude items that either have a non-recurring impact on the income statement or which, in the judgment of our management, are items that, either as a result of their nature or size, could, were they not singled out, potentially cause investors to extrapolate future performance from an improper base. While not all inclusive, examples of these items include:
•material restructuring programs, including associated costs such as employee severance, pension and related benefits, impairment of property and equipment and other assets, accelerated depreciation, termination payments for contracts and leases, contractual obligations and any other qualifying costs related to the restructuring plan;
•earnings from discontinued operations and any associated profit on sale of businesses or subsidiaries;
•consummated and identifiable divestitures agreed to with certain regulatory agencies as a condition of approval for Amcor’s acquisition of Bemis;
•impairments in goodwill and equity method investments;
•material acquisition compensation and transaction costs such as due diligence expenses, professional and legal fees and integration costs;
•material purchase accounting adjustments for inventory;
•amortization of acquired intangible assets from business combinations;
•impact of economic net investment hedging activities not qualifying for hedge accounting;

•payments or settlements related to legal claims; and
•impacts from hyperinflation accounting.
Management has used and uses these measures internally for planning, forecasting and evaluating the performance of the company’s reporting segments and certain of the measures are used as a component of Amcor’s board of directors’ measurement of Amcor’s performance for incentive compensation purposes. Amcor also evaluates performance on a constant currency basis, which measures financial results assuming constant foreign currency exchange rates used for translation based on the rates in effect for the comparable prior-year period. In order to compute constant currency results, we multiply or divide, as appropriate, current-year U.S. dollar results by the current-year average foreign exchange rates and then multiply or divide, as appropriate, those amounts by the prior-year average foreign exchange rates. Amcor believes that these non-GAAP measures are useful to enable investors to perform comparisons of current and historical performance of the company. For each of these non-GAAP financial measures, a reconciliation to the most directly comparable U.S. GAAP financial measure has been provided herein. These non-GAAP financial measures should not be construed as an alternative to results determined in accordance with U.S. GAAP. The company provides guidance on a non-GAAP basis as we are unable to predict with reasonable certainty the ultimate outcome and timing of certain significant items without unreasonable effort. These items include but are not limited to the impact of foreign exchange translation, restructuring program costs, asset impairments, possible gains and losses on the sale of assets and certain tax related events. These items are uncertain, depend on various factors and could have a material impact on U.S. GAAP earnings and cash flow measures for the guidance period.

U.S. GAAP Condensed Consolidated Statement of Income (Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
($ million)	2019	2020	2019	2020
Net sales	2,310	3,141	6,855	9,325
Cost of sales	(1,890)	(2,489)	(5,591)	(7,509)
Gross profit	420	652	1,264	1,816
Selling, general and administrative expenses	(221)	(353)	(624)	(1,033)
Research and development expenses	(16)	(25)	(47)	(74)
Restructuring and related expenses	(9)	(20)	(61)	(62)
Other income, net	6	17	48	38
Operating income	181	271	580	684
Interest expense, net	(48)	(41)	(148)	(140)
Other non-operating income (loss), net	1	5	4	17
Income from continuing operations before income taxes and equity in income (loss) of affiliated companies	135	236	437	562
Income tax expense	(28)	(56)	(81)	(123)
Equity in income (loss) of affiliated companies, net of tax	6	4	(1)	8
Income from continuing operations	112	184	355	447
Income (loss) from discontinued operations, net of tax(1)	—	—	—	(8)
Net income	112	184	355	439
Net (income) loss attributable to non-controlling interests	—	(2)	(5)	(6)
Net income attributable to Amcor plc	113	182	350	433
USD:EUR FX rate	0.8799	0.9070	0.8721	0.9032

Basic earnings per share attributable to Amcor	0.097	0.114	0.302	0.269
Diluted earnings per share attributable to Amcor	0.097	0.114	0.301	0.269
Weighted average number of shares outstanding – Basic	1,155	1,594	1,154	1,610
Weighted average number of shares outstanding - Diluted	1,158	1,595	1,158	1,611
(1) Represents loss generated from three former Bemis plants located in the United Kingdom and Ireland from July 1, 2019 to August 8, 2019. Amcor announced the disposal of these assets to Kohlberg & Company on June 25, 2019. This divestment was required by the European Commission at the time of approving Amcor’s acquisition of Bemis on February 11, 2019.

U.S. GAAP Condensed Consolidated Statement of Cash Flows (Unaudited)

	Nine Months Ended March 31,
($ million)	2019	2020
Net income	355	439
Depreciation, amortization and impairment	270	499
Changes in operating assets and liabilities	(548)	(441)
Other non-cash items	45	(28)
Net cash provided from operating activities	121	470
Purchase of property, plant and equipment and other intangible assets	(251)	(313)
Proceeds from sale of property, plant and equipment and other intangible assets	69	4
Proceeds from divestiture	—	425
Net debt (repayments) proceeds	323	469
Dividends paid	(292)	(574)
Share buy-back	—	(478)
Other, including effects of exchange rate on cash and cash equivalents	(43)	(67)
Net (decrease) increase in cash and cash equivalents	(72)	(64)
Cash and cash equivalents at the beginning of the period	621	602
Cash and cash equivalents at the end of the period	549	538

U.S. GAAP Condensed Consolidated Balance Sheet (Unaudited)

($ million)	June 30, 2019	March 31, 2020
Cash and cash equivalents	602	538
Trade receivables, net	1,864	1,731
Inventories, net	1,954	1,820
Assets held for sale(1)	416	—
Property, plant and equipment, net	3,975	3,633
Goodwill and other intangible assets, net	7,463	7,264
Other assets	891	1,436
Total assets	17,165	16,421
Trade payables	2,303	1,861
Short-term debt and current portion of long-term debt	794	313
Long-term debt, less current portion	5,309	6,209
Liabilities held for sale(1)	21	—
Accruals and other liabilities	3,063	3,235
Shareholders equity	5,675	4,803
Total liabilities and shareholders equity	17,165	16,421
(1) Represents the net asset value related to three former Bemis plants located in the United Kingdom and Ireland. Amcor announced the disposal of these assets to Kohlberg & Company on June 25, 2019 and the transaction closed on August 8, 2019. This divestment was required by the European Commission at the time of approving Amcor’s acquisition of Bemis on February 11, 2019.

Reconciliation of Non-GAAP Measures
Reconciliation of Pro Forma Net income under Article 11 to combined adjusted Net income

($ million)	Nine Months Ended March 31, 2019
Pro forma net income under Article 11	479
Restructuring costs	62
Impairment of equity method investments	14
Transaction related and other costs	33
Amortization of acquired intangibles	127
Reversal of purchase accounting adjustments for backlog and property, plant and equipment valuation	(14)
Legacy Bemis adjustments	(21)
Impact of hyperinflationary accounting and other	13
Tax effect of above items	(44)
Combined adjusted net income	649

Reconciliation of adjusted Earnings before interest, tax, depreciation and amortization (EBITDA), Earnings before interest and tax (EBIT), Net income and Earnings per share (EPS)

	Nine Months Ended March 31, 2019				Nine Months Ended March 31, 2020
($ million)	EBITDA	EBIT	Net Income	EPS (Diluted US cents)	EBITDA	EBIT	Net Income	EPS (Diluted US cents)
Net income attributable to Amcor	350	350	350	30.1	433	433	433	26.9
Net income attributable to non-controlling interests	5	5			6	6
(Income) loss from discontinued operations	—	—			8	8	8	0.5
Tax expense	81	81			123	123
Interest expense, net	148	148			140	140
Depreciation and amortization	248				469
EBITDA, EBIT, Net income and EPS	831	583	350	30.1	1,178	710	441	27.4
Material restructuring and related costs	45	45	45	3.9	60	60	60	3.7
Impairment in equity method investments	14	14	14	1.2	—	—	—	—
Net investment hedge not qualifying for hedge accounting	(1)	(1)	(1)	(0.1)	—	—	—	—
Material transaction and other costs(1)	55	55	55	4.7	116	116	116	7.2
Material impact of hyperinflation	29	29	29	2.5	23	23	23	1.5
Net legal settlements	(15)	(15)	(15)	(1.3)	—	—	—	—
Amortization of acquired intangibles(2)		14	14	1.2		150	150	9.3
Tax effect of above items			(15)	(1.3)			(71)	(4.4)
Adjusted EBITDA, EBIT, Net income and EPS	957	724	476	40.9	1,378	1,059	719	44.7
Combined Adjustments(3)	389	283	174	(0.9)	—	—	—	—
Combined Adjusted EBITDA, EBIT, Net income and EPS	1,346	1,007	649	40.0	1,378	1,059	719	44.7
(1) Includes costs associated with the Bemis acquisition. The nine months ended March 31, 2020 includes $58 million of acquisition related inventory fair value step-up recognized in the September 2019 quarter.
(2) The nine months ended March 31, 2020 includes $26 million of sales backlog amortization related to the Bemis acquisition recognized in the September 2019 quarter.
(3) Includes Bemis and remedy adjustments. EPS also adjusts for new shares issued to complete the Bemis combination.

Reconciliation of adjusted EBIT by reporting segment

	Nine Months Ended March 31, 2019				Nine Months Ended March 31, 2020
($ million)	Flexibles	Rigid Packaging	Other(1)	Total	Flexibles	Rigid Packaging	Other(1)	Total
Net income attributable to Amcor				350				433
Net income attributable to non-controlling interests				5				6
(Income) loss from discontinued operations				—				8
Tax expense				81				123
Interest expense, net				148				140
EBIT	525	142	(84)	583	683	158	(131)	710
Material restructuring and related costs	—	45	—	45	42	14	4	60
Impairment in equity method investments	—	—	14	14	—	—	—	—
Net investment hedge not qualifying for hedge accounting	—	—	(1)	(1)	—	—	—	—
Material transaction and other costs(2)	5	2	48	55	76	2	38	116
Material impact of hyperinflation	4	26	—	29	—	23	—	23
Net legal settlement	—	—	(15)	(15)	—	—	—	—
Amortization of acquired intangibles(3)	10	4	—	14	146	4	—	150
Adjusted EBIT	544	218	(38)	724	947	202	(89)	1,059
Combined Adjustments(4)	320	—	(37)	283				—
Combined Adjusted EBIT	863	218	(75)	1,007	947	202	(89)	1,059
Adjusted EBIT / sales %	11.5%	10.2%		10.4%	13.0%	9.8%		11.4%
Average funds employed(5)	9,470	1,782			9,009	1,774
Adjusted EBIT / average funds employed %	13.1%	18.1%		12.9%	14.5%	16.6%		13.7%
(1) Other includes equity in income (loss) of affiliated companies, net of tax and general corporate expenses.
(2) Includes costs associated with the Bemis acquisition. The nine months ended March 31, 2020 includes $58 million of acquisition related inventory fair value step-up recognized in the September 2019 quarter.
(3) The nine months ended March 31, 2020 includes $26 million of sales backlog amortization related to the Bemis acquisition recognized in the September 2019 quarter.
(4) Includes Bemis and remedy adjustments.
(5) Average funds employed includes shareholders equity and net debt, calculated using a four quarter average and LTM adjusted EBIT.

Reconciliations of adjusted free cash flow and cash flow after dividends

	Nine Months Ended March 31,
($ million)	2019	2020
Net cash provided from operating activities	121	470
Net capital expenditure	(182)	(308)
Operating cash flow related to divested operations	—	60
Material transaction and integration related costs(1)	30	145
Adjusted free cash flow (before dividends)(2)	(31)	367
Combined adjustments(3) (before dividends)	181	—
Combined adjusted free cash flow (before dividends)	150	367
Dividends(4)	(378)	(574)
Combined adjusted cash flow after dividends	(228)	(207)
(1) The nine months ended March 31, 2020 includes cash integration costs of $69 million.
(2) Adjusted free cash flow excludes material transaction related costs because these cash flows are not considered to be directly related to the underlying business.
(3) Includes Bemis and remedy adjustments.
(4) The nine months ended March 31, 2019 includes dividends paid to former Bemis shareholders of $86 million.

	Nine Months Ended March 31,
($ million)	2019	2020
Adjusted EBITDA	957	1,378
Interest and tax payments	(216)	(247)
Net capital expenditure	(182)	(308)
Movement in working capital	(511)	(370)
Other	(79)	(86)
Adjusted free cash flow (before dividends)(1)	(31)	367
Combined adjustments(2) (before dividends)	181	—
Combined adjusted free cash flow (before dividends)	150	367
(1) Adjusted free cash flow excludes material transaction related costs because these cash flows are not considered to be directly related to the underlying business.
(2) Includes Bemis and remedy adjustments.

Reconciliation of net debt

($ million)	June 30, 2019	March 31, 2020
Cash and cash equivalents	(602)	(538)
Short-term debt	789	310
Current portion of long-term debt	5	3
Long-term debt excluding current portion of long-term debt	5,309	6,209
Net debt	5,502	5,984

Bemis synergies

	Cash Integration Costs	Pre-tax Benefits
($ million)		Flexibles	Other	Total
Recognized nine months ended 31 March 2020	69	40	15	55
Expected balance to be recognized in 4Q20	~30			25
Expected to be recognized in FY21 & FY22	~50			100
Cumulative costs and benefits	~150			180